EXECUTIVE SPECIAL BENEFIT AGREEMENT




             AGREEMENT made as of June 1, 1994, by and between

THE INTERPUBLIC GROUP OF COMPANIES, INC., a corporation organized under the laws of the State of Delaware (hereinafter referred to as  "Interpublic"), and EUGENE P. BEARD (hereinafter referred to as "Executive"):


                       W I T N E S S E T H


             WHEREAS, Executive is in the employ of Interpublic

and/or one or more of its subsidiaries (Interpublic and its

subsidiaries being hereinafter referred to collectively as the

"Corporation");  and


             WHEREAS, Interpublic and Executive desire to enter

into an Executive Special Benefit Agreement which shall be

supplementary to any employment agreement or arrangement which

Executive now or hereafter may have with respect to Executive's employment by Interpublic or any of its subsidiaries;


             NOW, THEREFORE, in consideration of the mutual

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promises herein set forth, the parties hereto, intending to be legally bound, agree as follows:





                            ARTICLE I


DEATH AND SPECIAL RETIREMENT BENEFITS


             1.01      The Corporation shall provide Executive

with the following benefits contingent upon Executive's

compliance with all the terms and conditions of this Agreement.


             1.02      If, during a period of employment by the

Corporation which is continuous from the date of this Agreement,

Executive shall die while in the employ of the Corporation, the

Corporation shall pay to such beneficiary or beneficiaries as

Executive shall have designated pursuant to Section 1.06 (or in the absence of such designation, shall pay to the Executor of the

Will or the Administrator of the Estate of Executive) survivor income payments of Two Hundred Thirty Thousand Dollars ($230,000)

per annum for fifteen years following Executive's death, such payments to be made on January 15 of each of the fifteen years

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beginning with the year following the year in which Executive dies.

             1.03      If, after a continuous period of

employment from the date of this Agreement, Executive shall

retire from the employ of the Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs on or after July 18, 1998, the Corporation shall pay to

Executive special retirement benefits at the rate of Two Hundred

Thirty Thousand Dollars ($230,000) per annum for fifteen years beginning with the calendar month following Executive's last day of employment, such payments to be made in equal monthly

installments.

             1.04      If, after a continuous period of

employment from the date of this Agreement, Executive shall

retire, resign, or be terminated from the employ of the

Corporation so that the first day on which Executive is no longer in the employ of the Corporation occurs prior to July 18, 1998,

the Corporation shall pay Executive no special retirement

benefits unless (a) Executive retires or resigns due to a

Disability or (b) the Compensation Committee of the Board of

Directors of Interpublic determines in its sole discretion that

Executive should receive special retirement benefits, in either of which cases the Corporation shall pay to Executive the special retirement benefits provided for in Section 1.03.  For purposes

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of the preceding sentence "Disability" means a condition that renders Executive completely and presumably permanently unable to perform any or every duty of his regular occupation.


             1.05      If, following such termination of

employment, Executive shall die before payment of all of the installments, if any, provided for in Section 1.03 or Section

1.04, any remaining installments shall be paid to such

beneficiary or beneficiaries as Executive shall have designated pursuant to Section 1.06 or, in the absence of such designation,

to the Executor of the Will or the Administrator of the Estate of

Executive.

             1.06      For purposes of Sections 1.02, 1.03 and

1.04, or any of them, Executive may at any time designate a

beneficiary or beneficiaries by filing with the chief personnel officer of Interpublic a Beneficiary Designation Form provided by such officer.  Executive may at any time, by filing a new

Beneficiary Designation Form, revoke or change any prior

designation of beneficiary.


             1.07      If Executive shall die while in the employ

of the Corporation, no sum shall be payable pursuant to Section

1.03, 1.04 or 1.05.


             1.08      It is expressly agreed that Interpublic or

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its assignee (other than Executive) shall at all times be the sole and complete owner and beneficiary of any life insurance policy on the life of Executive which Interpublic may choose to obtain and own, shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder

without the knowledge or consent of Executive or Executive's designated beneficiary or any other person and that neither

Executive nor Executive's designated beneficiary nor any other person shall have any right, title or interest, legal or

equitable, whatsoever in or to such policy.



                           ARTICLE II



NONSOLICITATION OF CLIENTS OR EMPLOYEES



             2.01      Following the termination of the

employment of Executive with the Corporation for any reason,

Executive shall not for a period of one year from such

termination either (a) solicit any employee of the Corporation to leave such employ to enter into the employ of Executive or of any corporation or other enterprise with which Executive is then associated or (b) solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the

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advertising, public relations, sales promotion or market research business of any advertiser which is a client of the Corporation at the time of such termination.



                           ARTICLE III


ASSIGNMENT


             3.01      This Agreement shall be binding upon and

inure to the benefit of the successors and assigns of

Interpublic.  Neither this Agreement nor any rights hereunder shall be subject in any matter to anticipation, alienation, sale,

transfer, assignment, pledge, encumbrance or charge by Executive,

and any such attempted action by Executive shall be void.  This

Agreement may not be changed orally, nor may this Agreement be amended to increase the amount of any benefits that are payable pursuant to this Agreement or to accelerate the payment of any such benefits.


                           ARTICLE IV



CONTRACTUAL NATURE OF OBLIGATION



             4.01      The liabilities of the Corporation to

Executive pursuant to this Agreement shall be those of a debtor pursuant to such contractual obligations as are created by the

Agreement.  Executive's rights with respect to any benefit to which Executive has become entitled under this Agreement, but which Executive has not yet received, shall be solely the rights of a general unsecured creditor of the Corporation.

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                            ARTICLE V


GENERAL PROVISIONS



             5.01      It is understood that none of the payments

made in accordance with this Agreement shall be considered for purposes of determining benefits under the Interpublic Pension

Plan, nor shall such sums be entitled to credits equivalent to interest under the Plan for Credits Equivalent to Interest on

Balances of Deferred Compensation Owing under Employment

Agreements adopted effective as of January 1, 1974 by

Interpublic.


             5.02      This Agreement shall be governed by and

construed in accordance with the Employee Retirement Income

Security Act of 1974, as amended, and to the extent not preempted thereby, the laws of the State of New York.



                         THE INTERPUBLIC GROUP OF COMPANIES, INC.



                         By:  C. KENT KROEBER
                              C. KENT KROEBER



                              EUGENE P. BEARD
                              ENGENE P. BEARD



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